UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2019

Brainstorm Cell Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36641	20-7273918
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1325 Avenue of Americas
New York, NY	10019
(Address of principal executive offices)	(Zip Code)

(201) 488-0460

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00005 par value	BCLI	NASDAQ Stock Market LLC (Nasdaq Capital Market)

Item 8.01.	Other Events.

As was previously disclosed, in 2017, Brainstorm Cell Therapeutics Inc. (the “Company”) submitted an application in Israel that would allow amyotrophic lateral sclerosis (“ALS”) patient access to NurOwn® under the Hospital Exemption Pathway (“HE”).

Following the recent approvals by the Israeli Ministry of Health (“MOH”) to support the treatment of 13 ALS patients with NurOwn®, the Company enrolled three (3) patients under HE and expects to keep the same rate and enroll a similar number of patients per month.

Thus far, the Company received approximately $1 million in connection with the treatment for the aforementioned patients.

HE allows for advanced therapy medicinal products, such as NurOwn®, to be made available to a group of patients where there is a critical unmet need and an absence of effective therapeutic alternatives, as agreed upon by the MOH. To qualify for HE, several important criteria must be met, including: product preparation according to specific quality standards (equivalent to those for a licensed product); use in a qualified hospital setting; and administered under the exclusive responsibility of an experienced medical practitioner. The Helsinki Committee at Tel Aviv Sourasky Medical Center (“Ichilov”), which is composed of bioethicists and other leaders from the Scientific and Medical Community, determined the final inclusion and exclusion guidelines to support HE ALS patient access for NurOwn®. Helsinki is equivalent to the Institutional Review Board (IRB).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2019	By: /s/ Chaim Lebovits Chaim Lebovits Chief Executive Officer and President